UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALCOA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005 Notice of Annual Meeting and Proxy Statement

ALCOA

Alcoa is...

A380

...focused on customers

TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2005 annual meeting of Alcoa shareholders. The meeting this year will be held on Friday, April 22, 2005 at 9:30 a.m. in the Allegheny Ballroom of the Westin Convention Center Hotel in Pittsburgh, Pennsylvania. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired. I hope you will participate in this review of our company’s business and operations.

This proxy statement describes the items to be voted on at the meeting. In addition to voting, we will review the company’s major developments of 2004 and answer your questions.

You will need an admission ticket if you plan to attend the meeting. For registered holders, we have included an admission ticket with your proxy card. Other shareholders may obtain tickets by contacting the corporate secretary.

Whether or not you will be attending the meeting, your vote is very important. Please vote. There are three ways that you can cast your ballot – by telephone, by Internet or by mailing the proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

Alain J. P. Belda Chairman of the Board and Chief Executive Officer

February 22, 2005

NOTICE OF 2005 ANNUAL MEETING

February 22, 2005

Alcoa’s annual meeting of shareholders will be held on Friday, April 22, 2005 at 9:30 a.m. We will meet in the Allegheny Ballroom of the Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222. You may vote at this meeting if you owned common stock at the close of business on January 24, 2005.

At the meeting, we plan to:

•	elect two directors to serve new terms;

•	vote on approval of the independent auditor selected by the Audit Committee of the Board of Directors; and

•	attend to other business properly presented at the meeting or any adjournment thereof.

On behalf of Alcoa’s Board of Directors,

Donna Dabney Secretary

NOTICE OF 2005 ANNUAL MEETING

AND PROXY STATEMENT

THE ANNUAL MEETING AND VOTING – QUESTIONS AND ANSWERS	7

HOUSEHOLDING INFORMATION	9

CORPORATE GOVERNANCE INFORMATION	9

INDEPENDENCE	9

BOARD OF DIRECTORS	10
Lead Director
Meetings and Attendance

COMMITTEES	10
Audit Committee
Compensation and Benefits Committee
Executive Committee
Governance and Nominating Committee
Public Issues Committee

DIRECTORS’ COMPENSATION	11

TRANSACTIONS WITH DIRECTORS’ COMPANIES	12

OTHER CORPORATE GOVERNANCE MATTERS	12
Board, Committee and Director Evaluations
Communications with Directors
Business Conduct Policies and Code of Ethics

ADDITIONAL GOVERNANCE AND NOMINATING COMMITTEE DISCLOSURE	13
Shareholder Recommendations for Directors
Shareholder Nominations from the Floor of the Annual Meeting
Minimum Qualifications for Director Nominees and Board
Member Attributes
Process of Evaluation for Director Candidates
Use of Consultants

TABLE OF CONTENTS (continued)

ITEM 1 – ELECTION OF DIRECTORS	16

ALCOA STOCK OWNERSHIP AND PERFORMANCE	25
Stock Ownership of Certain Beneficial Owners
Stock Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Performance Graph

ITEM 2 – PROPOSAL TO APPROVE THE INDEPENDENT AUDITOR	28

INDEPENDENT AUDITOR: SERVICES AND FEES	28

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT AUDITOR	28

REPORT OF THE AUDIT COMMITTEE	29

EXECUTIVE COMPENSATION	31
Report of the Compensation and Benefits Committee
Summary Compensation Table
Option Grants in 2004
2004 Aggregated Option Exercises and Year-End Option Values
Pension Plans and Pension Plan Table

OTHER ARRANGEMENTS WITH EXECUTIVES	42
Change in Control Plan
Severance Agreements

ATTACHMENT A	43
Pre-Approval Policies and Procedures Adopted by the Audit
Committee in April 2004 for Audit and Non-Audit Services

THE ANNUAL MEETING AND VOTING – QUESTIONS AND ANSWERS

The Alcoa Board of Directors is soliciting proxies for the 2005 annual meeting of shareholders. This booklet and proxy card contain information about the items you will vote on at the annual meeting. These documents are first being mailed or given to shareholders on or after February 28, 2005.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on January 24, 2005, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, see the instructions on the proxy form and have the proxy form available when you call or access the Internet web site. The proxy committee will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

If you are a stockholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings or stock purchase plans, you will receive one proxy card (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card or email proxy form, and in that case, you can and are urged to complete each of the proxies (that represent together your total shareholdings) with your vote. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, EquiServe Trust Company, N.A., at 1 800 317-4445 (in the U.S. and Canada) or 1 781 575-2724 (all other calls) or through the EquiServe website, http://www.equiserve.com.

How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by April 19, 2005.

Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting. (Please note that, in order to be counted, the revocation or change must be received by the cutoff time indicated on the proxy card, or by April 19, 2005 in the case of instructions to the trustee of an employee savings plan):

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Vote again by telephone or at the Internet web site.

•	Common stockholders of record may vote in person at the annual meeting.

•	Common stockholders of record may notify Alcoa’s corporate secretary in writing that a prior proxy is revoked or voting instructions are changed.

•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder as of the close of business on January 24, 2005. If you plan to attend the meeting, you will need an admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please write to: Alcoa, Corporate Secretary’s Office, 201 Isabella Street at 7th Street Bridge, Pittsburgh, PA 15212-5858, Attention: Diane Thumma. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item being considered requires a majority of the votes cast.

At the close of business on January 24, 2005, the record date for the meeting, Alcoa had outstanding 871,225,373 shares of common stock (excluding treasury shares).

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We retain Morrow & Company, Inc. to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

Space for your comments is provided on the proxy card, or you may send your comments to us in care of the corporate secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

May I nominate someone to be a director of Alcoa?

Yes, please see page 13 of this proxy statement for complete details.

When are the 2006 shareholder proposals due?

The next Alcoa annual meeting is on April 21, 2006. You must submit shareholder proposals in writing by October 31, 2005, for them to be considered for the 2006 proxy statement. No proposals received after January 20, 2006 may be raised from the floor of the annual meeting. Address all shareholder proposals to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same last name and address and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report for 2004, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy statements this year, as well as proxy cards. Also, householding will not in any way affect dividend check mailings.

If you participate in householding and wish to receive a separate copy of the 2004 Annual Report, please call 1 800 522-6757, or request a copy in writing from Alcoa, Corporate Communications, 201 Isabella Street at 7th Street Bridge, Pittsburgh, PA 15212-5858, and a copy will be provided to you promptly.

If you do not wish to continue participating in householding and prefer to receive separate copies of future Annual Reports and other shareholder communications, notify Alcoa in writing at the following address: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Annual Report, and you wish to receive only a single copy for your household, please contact the Corporate Secretary’s Office as indicated above.

CORPORATE GOVERNANCE INFORMATION

Alcoa is a values-based company. Our Values guide our behavior at every level and apply across the company on a global basis. We expect all Alcoans to conduct business in compliance with our Business Conduct Policies and we survey compliance with these policies on an annual basis. The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines, board committee charters, Director Independence Standards, and a Code of Ethics for the CEO, CFO and other financial professionals. All of the referenced documents are publicly available on our web site: http://www.alcoa.com under “About Alcoa – Corporate Governance”. Copies of these documents are also available in print form at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street at 7th Street Bridge, Pittsburgh, PA 15212-5858, or by calling 1 412 553-3905.

INDEPENDENCE

The board has affirmatively determined that all the directors are independent except Mr. Belda, who is employed by the company, and Sir Ronald Hampel, as a result of a recent amendment to the New York Stock Exchange (NYSE) rules on director independence. Under NYSE independence rules in effect prior to this amendment, Sir Ronald was deemed to be an independent director. Transition rules for the new amendment permit Sir Ronald to continue to serve in his current board roles through the date of Alcoa’s annual meeting in 2006. Sir Ronald will retire from the board when his term expires in April 2005 in accordance with the board’s policy on retirement age. As a result, he will be in compliance with the NYSE director independence rules for the remainder of his term. The company has further determined that (a) each director other than Mr. Belda has no material relationship with the company under NYSE rules and the company’s

Director Independence Standards and (b) each committee of the board is in compliance with NYSE rules and the company’s Director Independence Standards. With respect to any director serving as an executive officer of any tax-exempt organization, neither the company nor the Alcoa Foundation has, within the preceding three years, made contributions in any single fiscal year exceeding the greater of $250,000 or 2% of such tax-exempt organization’s consolidated gross revenues.

BOARD OF DIRECTORS

The business and affairs of the company are managed by the Board of Directors. The board operates under Corporate Governance Guidelines, which, among other things, describe director responsibilities.

Lead Director

The board has designated Franklin A. Thomas as the Lead Director. Mr. Thomas presides at all executive sessions of the non-management directors. Executive sessions are held at each board meeting that occurs throughout the year.

Meetings and Attendance

The board met six times in 2004. Attendance by directors at board and committee meetings averaged 94%. All incumbent directors serving in 2004 attended at least 75% of the meetings. The board regularly schedules a board meeting to occur the day before the annual shareholders’ meeting. Although the company has no formal policy on director attendance at the annual shareholders’ meeting, this scheduling facilitates their attendance. Only one director was unable to attend the 2004 annual shareholders’ meeting.

COMMITTEES

There are five standing committees of the board:

Audit Committee

The Audit Committee reviews Alcoa’s auditing, financial reporting and internal control functions and retains, oversees and evaluates the independent auditors. It also reviews the company’s environmental, financial and information technology audits and monitors compliance with Alcoa’s Business Conduct Policies. No committee member currently sits on more than two other public companies’ audit committees. At its regularly scheduled meetings, the Audit Committee meets individually with the independent auditors, the Chief Financial Officer, the Vice President – Audit and the General Counsel and Chief Compliance Officer, without any other members of management present. The committee met nine times in 2004. The chairman of this committee or his designee met also with management and the independent auditors before earnings announcements in January, April, July and October.

The board has designated Henry B. Schacht as the “audit committee financial expert” under applicable Securities and Exchange Commission rules, and he and the other members of the Audit Committee have been determined to be financially literate. The Audit Committee Charter provides the committee the ability to engage outside advisors, as it deems appropriate, including but not limited to financial and legal experts. In addition, it prepares the committee’s annual report contained in the proxy statement (see page 29). All members of the Audit Committee have been determined by the Board of Directors to be independent in accordance with the NYSE listing standards and the board’s Director Independence Standards. The members of the Audit Committee are Joseph T. Gorman, Judith M. Gueron, Klaus Kleinfeld, Henry B. Schacht (chair) and Ernesto Zedillo.

Compensation and Benefits Committee

The Compensation and Benefits Committee discharges the board’s responsibilities relating to the compensation of the company’s officers, oversees the administration of the company’s compensation and benefits plans (particularly the incentive compensation and equity-based plans) and prepares the annual report on executive compensation (see page 31 of this proxy statement). In addition, the committee has oversight responsibility for the investment policy of the company’s principal pension and savings plans. The Compensation and Benefits Committee met six times in 2004. The members of the Compensation and Benefits Committee are Carlos Ghosn, Joseph T. Gorman (chair), Sir Ronald Hampel and Franklin A. Thomas.

Executive Committee

The Executive Committee has authority to act on behalf of the board. In 2004, this committee met four times when specific action was required between board meetings. The members of the Executive Committee are Alain J. P. Belda (chair), Joseph T. Gorman, Henry B. Schacht and Franklin A. Thomas.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying individuals qualified to become board members and recommending them to the full board for consideration. This includes all potential candidates, whether initially recommended by management, other board members or shareholders. In addition, the committee makes recommendations to the board for board committee assignments, develops and annually reviews corporate governance guidelines for the company and otherwise oversees corporate governance matters, in addition to coordinating an annual performance review for the board, board committees and individual director nominees. The board has determined that as of January 2005, responsibility for director compensation should be transferred from the Compensation and Benefits Committee to the Governance and Nominating Committee, and their charters have been revised accordingly. See page 13 of this proxy statement for additional information on the Governance and Nominating Committee’s processes. The committee met five times in 2004. The members of the Governance and Nominating Committee are Kathryn S. Fuller, Sir Ronald Hampel and Franklin A. Thomas (chair).

Public Issues Committee

The Public Issues Committee provides advice and guidance on public issues, oversees corporate giving, makes recommendations to the board regarding significant shareholder issues and reviews company reporting initiatives regarding social and environmental matters. The committee met four times in 2004. The members of the Public Issues Committee are Kathryn S. Fuller, Carlos Ghosn, Judith M. Gueron (chair), Henry B. Schacht and Ernesto Zedillo.

DIRECTORS’ COMPENSATION

From 2001 through 2004, Alcoa paid each director who is not an Alcoa employee an annual retainer fee of $150,000. In November 2004, the board reviewed director fees, in light of current competitive trends and increased demands since the passage of the Sarbanes-Oxley Act. The board increased the annual retainer to $175,000 beginning January 1, 2005. In addition, the Audit Committee Chair will receive $25,000 annually for services in that capacity, and other Audit Committee members will receive an additional $10,000. The Chair of each of the Compensation and Benefits, Governance and Nominating and Public Issues Committees will receive an additional $15,000, and the Lead Director will receive an additional $10,000 annually. The board adopted a director share ownership guideline of 10,000 shares, and each director is required to defer $100,000 of fees annually into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or otherwise use that amount of annual fees for the purchase of Alcoa stock, until the guideline is satisfied; that investment must be retained until service ends. The company does not pay any meeting or other fees for board service, and directors do not receive stock options. Alcoa does not fund directors’ deferred accounts, but pays them out in cash from general funds of the company after board service ends.

The company pays or reimburses directors for travel expenses incurred in connection with attending board, committee and shareholder meetings and for other company-business related expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes), and provides use of company aircraft if available and approved in advance by the chief executive officer.

The company does not provide retirement benefits to non-employee directors under any current program. The following directors who served as directors during 2004 will receive the following annual payments in cash and stock for life upon retirement from the board, or age 65 (whichever is later), under a former fee continuation arrangement (called the Alcoa Fee Continuation Plan for Non-Employee Directors) upon leaving the board, based on their years of board service as of December 31, 1995 and the base annual stock and cash retainer in effect on that date: Joseph T. Gorman ($12,000/800 shares), Judith M. Gueron ($21,000/1,400 shares), Sir Ronald Hampel ($3,000/200 shares), Henry B. Schacht ($3,000/200 shares), and Franklin A. Thomas ($30,000/2,000 shares). In 1995, the board froze future annual payments to eligible directors at a maximum of $30,000 and 2,000 shares (or a lesser proportion based on service). The plan was otherwise terminated at that time. All cash benefits under the terminated arrangement are payable from the general assets of the company, and no segregation of assets for this purpose has been made. Alcoa’s practice has been to use treasury shares for the share payments.

A director who is an employee of Alcoa does not receive compensation for services as a director.

TRANSACTIONS WITH DIRECTORS’ COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2004 exceeded the threshold for disclosure under SEC rules, which is 5% of the gross revenues of either Alcoa or the other organization.

OTHER CORPORATE GOVERNANCE MATTERS

Board, Committee and Director Evaluations

The Governance and Nominating Committee uses written questionnaires to evaluate the board as a whole and its committees, as well as those directors who are being considered for possible re-nomination to the board. The evaluation process occurs annually. Directors submit completed questionnaires to the General Counsel, who summarizes the results without attribution. Summaries of individual director evaluations are submitted to the Governance and Nominating Committee, the Chairman of the Board and the Lead Director, and private sessions, as appropriate, are held with the Chairman of the Board or the Lead Director and the director who was evaluated. The full board discusses summaries of the board and committee evaluations.

Communications with Directors

The Board of Directors welcomes shareholder input and suggestions. Those wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the Lead Director or the non-management directors c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters to the Audit Committee, send a written communication to the Audit Committee c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you

may place an anonymous, confidential, toll free call in the United States to Alcoa’s Compliance Line at 1 800 346-7319. For a listing of Compliance Line telephone numbers outside the United States, go to the “About Alcoa – Corporate Governance –Ethics and Compliance” section of the http://www.alcoa.com site.

Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Alcoa Board of Directors has asked the Corporate Secretary’s office to submit to the board all communications received, excluding only those items that are not related to board duties and responsibilities, such as:

•	Mass mailings;

•	Product complaints and product inquiries;

•	New product or technology suggestions;

•	Job inquiries and resumes; and

•	Advertisements, solicitations and surveys.

Business Conduct Policies and Code of Ethics

The company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all company officers and employees, as well as those of controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

In November 2003, the board adopted a code of ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of this code, and any such amendments or waivers will be posted promptly at http://www.alcoa.com. To date, no such amendments have been made or waivers granted.

ADDITIONAL GOVERNANCE AND NOMINATING COMMITTEE DISCLOSURE

Shareholder Recommendations for Directors

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to Alcoa, Governance and Nominating Committee, 390 Park Avenue, New York, NY 10022-4608. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and an indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.

Shareholder Nominations from the Floor of the Annual Meeting

The company’s Articles provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and address of the shareholder making the nomination and the name and address of the person or persons to be nominated;

•	The number of shares of Alcoa stock that the shareholder owns and is entitled to vote at the annual meeting;

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons so specified;

•	A description of all arrangements or understandings (if any) between the shareholder and each nominee or other person (naming such person) by or under which the nominations are to be made;

•	Information about the nominees as would be required in a proxy statement filed under then-current SEC rules; and

•	The consent of each nominee to serve as a director of the company.

Any such notice must be sent to: Alcoa, Corporate Secretary, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2006 annual meeting is January 20, 2006.

Minimum Qualifications for Director Nominees and Board Member Attributes

During 2004, the Governance and Nominating Committee adopted Criteria for Identification, Evaluation and Selection of Directors. Those criteria are:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the company’s values of integrity, excellence, accountability, profitability, environment, health and safety, customers and people.

2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.	It is the objective of the board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.	Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6.	Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex global organization, or serving or having served in a significant policy-making position of a well respected, nationally or internationally recognized educational institution or not-for-profit organization; or otherwise in a generally recognized position of leadership in the director’s field of endeavor.

7.	Directors must be committed to understanding the company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an “audit committee financial expert.”

9.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

10.	New director nominees should be able to and committed to serve as a member of the board for an extended period of time.

11.	While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender or national origin. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature.

12.	Directors should have reputations, both personal and professional, consistent with the company’s image and reputation.

Process of Evaluation for Director Candidates

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached in the committee that a particular candidate would likely contribute positively to the board’s mix of skills and experiences, and a board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other board members or senior Alcoa officers or managers to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the board and its committees, the committee considers the candidate against the criteria it has adopted.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full board. The report includes a recommendation whether the candidate should be nominated for election to the board. This procedure is the same for all candidates, including director candidates identified by shareholders.

Use of Consultants

The Governance and Nominating Committee has retained the services of consulting firms who specialize in identifying and evaluating director candidates as needed. Such firms identify potential director candidates meeting criteria provided by the committee, verify information about the prospective candidate’s credentials, and obtain a preliminary indication of interest and willingness to serve as a board member, without specifically identifying the company. The company would pay such a firm a consulting fee for time and effort expended in providing these services.

ITEM 1 – ELECTION OF DIRECTORS

As of the date of this proxy statement, Alcoa’s Board of Directors had 10 members divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years. Directors elected to fill vacancies hold office for a term expiring at the annual meeting when the term for their class expires.

The Board of Directors has nominated two directors, Joseph T. Gorman and Klaus Kleinfeld, whose terms expire in 2005 to stand for election to the board for a three-year term expiring in 2008. Mr. Kleinfeld, who has been appointed to the board since November 2003, was initially recommended to the Governance and Nominating Committee by a third-party search firm. Sir Ronald Hampel’s term expires at the annual meeting in 2005 in accordance with the board’s policy on retirement age. John P. Mulroney, a dedicated member of the board since 1987, died unexpectedly in September 2004. The board has determined to leave temporarily unfilled the two vacancies resulting from Sir Ronald’s retirement and Mr. Mulroney’s death.

The proxy committee will vote your proxy for the election of the two nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the board may reduce its size or choose a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES TO SERVE FOR A THREE-YEAR EXPIRING IN 2008

Joseph T. Gorman
Age:	67
Director since:	1991
Alcoa Board Committees:	Audit Committee, Compensation and Benefits Committee (chair), Executive Committee.
Principal occupation:	Chairman and Chief Executive Officer, Moxahela Enterprises, LLC, a venture capital firm, since 2001.
Recent business experience:

Mr. Gorman retired as Chairman and Chief Executive Officer of TRW Inc., a global company serving the automotive, space and information systems markets, in June 2001, after a 33-year career with the company, and after having served in those positions since 1988.

Other directorships:	Imperial Chemical Industries plc, National City Corporation and The Procter & Gamble Company.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2008 (continued)

Klaus Kleinfeld
Age:	47
Director since:	2003
Alcoa Board Committee:	Audit Committee.
Principal occupation:	Deputy Chairman of the Managing Board and President and Chief Executive Officer of Siemens AG, a global electronics and industrial conglomerate, since January 27, 2005.
Recent business experience:

Mr. Kleinfeld served as Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to January 27, 2005. He served as President and Chief Executive Officer, Siemens Corporation, the U.S. arm of Siemens AG, from 2002 to 2004. He was also a member of the Managing Board of Siemens AG from December 2002 to December 2003. Mr. Kleinfeld served as Chief Operating Officer of Siemens Corporation from January to December 2001.

Prior to his U.S. assignment, Mr. Kleinfeld was Executive Vice President and a member of the Executive Board of the Siemens AG Medical Engineering group from January to December 2000. Before that, he was President of the Siemens AG Angiography, Fluoroscopy and X-Ray Systems businesses for two years until December 31, 1999.

Other directorships:	Managing Board of Siemens AG and The Turner Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2007

Alain J. P. Belda
Age:	61
Director since:	1998
Alcoa Board Committee:	Executive Committee (chair).
Principal occupation:	Chairman of the Board and Chief Executive Officer of Alcoa since January 2001.
Recent business experience:

Mr. Belda was President and Chief Executive Officer of Alcoa from May 1999 to January 2001; President and Chief Operating Officer from 1997 to May 1999; Vice Chairman from 1995 to 1997; and Executive Vice President from 1994 to 1995.

From 1979 to 1994, he was President of Alcoa Aluminio S.A. in Brazil, Alcoa’s Brazilian subsidiary.
Other directorships:

Citigroup Inc. and E. I. du Pont de Nemours and Company. Mr. Belda serves on the board of trustees of The Conference Board, a leading business membership and research organization, and is a member of the board of trustees of the Brown University Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (continued)

Carlos Ghosn
Age:	50
Director since:	2002
Alcoa Board Committees:	Compensation and Benefits Committee, Public Issues Committee.
Principal occupation:	President and Chief Executive Officer, Nissan Motor Co., Ltd., since 2001.
Recent business experience:	Mr. Ghosn served as Chief Operating Officer of Nissan from 1999 to 2001.

He served as Executive Vice President of Renault S.A. of France from 1996 to 1999, responsible for advanced research, car engineering and development, car manufacturing, power train operations and purchasing.

From 1979 to 1996, he served in various capacities with Compagnie Générale des Etablissements Michelin in Europe, the U.S. and Brazil, including Chairman, President and Chief Executive Officer of Michelin North America, Inc. from 1990 to 1996.

Mr. Ghosn presided over the restructuring of Michelin North America after the acquisition of Uniroyal Goodrich Tire Company in 1990.
Mr. Ghosn is the author of the book, Renaissance, which describes the turnaround of Nissan.
Other directorships:	International Business Machines Corporation, Nissan Motor Co., Ltd., Renault S.A., and Sony Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (continued)

Henry B. Schacht
Age:	70
Director since:	1994
Alcoa Board Committees:	Audit Committee (chair), Executive Committee, Public Issues Committee.
Principal occupation:	Managing director and senior advisor of Warburg Pincus LLC, a global private equity firm, since 2004.
Recent business experience:

Mr. Schacht served as Chairman (1996 to 1998; October 2000 to February 2003) and Chief Executive Officer (1996 to 1997; October 2000 to January 2002) of Lucent Technologies Inc. He also previously served as Senior Advisor (1998 to 1999 and 2003) to Lucent.

Mr. Schacht was managing director of Warburg Pincus LLC from February 1999 until October 2000.
Mr. Schacht was Chairman (1977 to 1995) and Chief Executive Officer (1973 to 1994) of Cummins Inc., a leading manufacturer of diesel engines.
Other directorships:	Johnson & Johnson, Lucent Technologies Inc., and The New York Times Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (continued)

Franklin A. Thomas Lead Director
Age:	70
Director since:	1977
Alcoa Board Committees:	Compensation and Benefits Committee, Executive Committee, Governance and Nominating Committee (chair).
Principal occupation:	Consultant, TFF Study Group, a nonprofit institution assisting development in South Africa, since 1996. Chairman, September 11 Fund since 2001.
Recent business experience:	Mr. Thomas was President and Chief Executive Officer of The Ford Foundation from 1979 until 1996.
He was President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation, a nonprofit community development corporation, from 1967 to 1977.

He served as Deputy Police Commissioner in charge of legal matters for the New York City Police Department for two years, starting in 1965. He was named Assistant U.S. Attorney for the Southern District of New York in 1964, and he served as attorney for the Federal Housing and Home Finance Agency in 1963.

Other directorships:	Citigroup Inc., Lucent Technologies Inc. and PepsiCo, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2006

Kathryn S. Fuller
Age:	58
Director since:	2002
Alcoa Board Committees:	Governance and Nominating Committee, Public Issues Committee.
Principal occupation:	President and Chief Executive Officer, World Wildlife Fund U.S., one of the world’s largest nature conservation organizations, since 1989.
Recent business experience:

Ms. Fuller had various responsibilities within the World Wildlife Fund (WWF) and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs.

Earlier, she held several positions in the U.S. Department of Justice (DOJ), culminating as Chief, Wildlife and Marine Resources Section, in 1981 and 1982.

During her time with the DOJ, Ms. Fuller worked as an attorney in the office of Legal Counsel, where she prepared Attorney General opinions and provided advice to the President and Executive agencies on constitutional and federal statutory questions.

Other directorships:

The Ford Foundation (Chair), member of the board of trustees of the Brown University Corporation, Fondo Mexicano para la Conservacion de la Naturaleza, Mexico’s nature conservation trust fund, Resources for the Future and World Wildlife Fund U.S.

DIRECTORS WHOSE TERMS EXPIRE IN 2006 (continued)

Judith M. Gueron
Age:	63
Director since:	1988
Alcoa Board Committees:	Audit Committee, Public Issues Committee (chair).
Principal occupation:

Visiting Scholar at the Russell Sage Foundation, a foundation devoted to research in the social sciences, and President Emerita of MDRC, a nonprofit research organization that designs, manages and studies projects to increase the self-sufficiency of economically disadvantaged groups, since September 2004.

Recent business experience:

Dr. Gueron was President of MDRC from 1986 to August 2004. She was MDRC’s Executive Vice President for research and evaluation from 1978 to 1986.

Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration.

Other directorships:	National Bureau of Economic Research.

DIRECTORS WHOSE TERMS EXPIRE IN 2006 (continued)

Ernesto Zedillo
Age:	53
Director since:	2002
Alcoa Board Committees:	Audit Committee, Public Issues Committee.
Principal occupation:	Director, Yale Center for the Study of Globalization, since September 2002, at Yale University.
Recent business experience:

Dr. Zedillo is the former President of Mexico; he was elected in 1994 and served until 2000.

Before his election as President of Mexico, Dr. Zedillo served in various positions in the Mexican Federal Government and in Mexico’s Central Bank.

Dr. Zedillo is a member of the International Advisory Boards of the Coca Cola Company, DaimlerChrysler AG, JP Morgan, and Magna International, Inc.

Other directorships:	The Procter & Gamble Company and Union Pacific Corporation.

ALCOA STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the Securities and Exchange Commission that they owned more than 5% of Alcoa common stock on December 31, 2004.

Name and address of beneficial owner	Number of shares owned	Percent of outstanding Alcoa common stock owned
Wellington Management Company, LLP (1) 75 State Street, Boston, MA 02109	52,849,637	6.1%
Capital Research and Management Company (2) 333 South Hope Street, Los Angeles, CA 90071	48,230,200	5.5%

(1)	As reported in a Schedule 13G amendment dated February 14, 2005. Wellington Management Company, LLP, an investment adviser, reported that it may be deemed to beneficially own the shares shown which are held of record by its clients. Wellington reported that it had shared power to dispose of all of the shares shown and shared power to vote 25,660,294 shares; it did not have sole power to vote or dispose of any shares.

(2)	As reported in a Schedule 13G amendment dated February 4, 2005. Capital Research and Management Company, a registered investment adviser that provides investment advisory services to various investment companies, reported that it has sole power to dispose of all of the shares shown, but no power to vote the shares. It disclaimed beneficial ownership of the reported shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 31, 2004, beneficial ownership of Alcoa common stock by each director and nominee for director, each executive officer named in the Summary Compensation Table on page 34, and all directors, nominees and executive officers as a group.

No individual director, nominee or executive officer beneficially owned more than 1% of Alcoa’s common stock. The total beneficial ownership by directors, nominees and executive officers as a group represented less than 2% of outstanding shares.

Name	Exercisable stock options (1)	Number of shares owned (2)	Number of deferred share equivalent units (3)
Alain J. P. Belda	4,224,683	965,280	99,592
Kathryn S. Fuller	—	—	7,583
Carlos Ghosn	—	—	7,583
Joseph T. Gorman	—	15,218	24,696
Judith M. Gueron	—	13,273	22,443
Sir Ronald Hampel	—	19,086	—
Klaus Kleinfeld	—	—	2,194
Henry B. Schacht	—	18,773	24,541
Franklin A. Thomas	—	14,198	54,071
Ernesto Zedillo	—	—	7,642
Ricardo E. Belda	456,229	85,785	—
Richard B. Kelson	1,232,716	315,739	19,223
Bernt Reitan	134,000	—	14,957
Paul D. Thomas	556,171	77,991	916
All directors, nominees and executive officers as a group (21 individuals)	8,772,763	1,774,945	318,491

(1)	This column lists the number of shares of Alcoa common stock that the executive officers had a right to acquire as of or within 60 days after December 31, 2004 through the exercise of employee stock options. Non-employee directors are not eligible for stock option grants under any Alcoa plan. The column excludes stock options that expired in January 2005 with no value.

(2)	This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, shares owned through the Alcoa Savings Plan for Non-Bargaining Employees and shares held through family trust arrangements.

(3)	Reported in this column are share equivalent units credited to the director’s or executive officer’s account under various deferral plans maintained by Alcoa, including deferred fee, deferred compensation and stock acquisition plans. The units track the performance of Alcoa common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in cash upon termination of employment or when board service ends, as applicable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by Alcoa directors and executive officers. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist officers and directors with these obligations. Based on a review of the filings made during and with respect to the last fiscal year, we believe that all required reports were filed on a timely basis in 2004.

STOCK PERFORMANCE GRAPH

This graph compares the most recent five-year performance of Alcoa common stock with the Standard & Poor’s 500® Index and a composite index of six direct peers. It shows an investment of $100 on December 31, 1999 and the reinvestment of all dividends. The composite of direct peers includes the following publicly traded companies: Alcan Inc., BHP Billiton plc,* Noranda Inc., Norsk Hydro ASA,* Pechiney SA* (through the fourth quarter of 2003) and Rio Tinto plc.* These peers were selected on an industry or line of business basis.

*	Traded as American Depository Receipts.

As of 12/31	1999	2000	2001	2002	2003	2004
Alcoa	$100	$82	$88	$58	$99	$83
S&P 500®	100	91	80	62	80	89
Direct Peers (6 Stocks)	100	80	90	91	140	168

CUMULATIVE TOTAL RETURN AT YEAR END

Based upon an initial investment of $100 on December 31, 1999 with dividends reinvested.

ITEM 2 – PROPOSAL TO APPROVE THE INDEPENDENT AUDITOR

The company’s Audit Committee Charter provides in relevant part:

“The Committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the Company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The Company’s outside auditors shall report directly to the Committee.”

In 2004, the board determined that the annual selection of the outside auditor would be submitted to shareholders for approval. The board ratified the selection by the Audit Committee of PricewaterhouseCoopers LLP to serve as our independent auditor for 2005, subject to approval by our shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the 2005 annual meeting of shareholders to answer questions and to make a statement if they desire to do so.

Vote Required for Approval

For this proposal to be adopted, a majority of the votes cast by shareholders must be voted for approval.

The Board of Directors recommends a vote FOR ITEM 2. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

INDEPENDENT AUDITOR: SERVICES AND FEES

PricewaterhouseCoopers LLP, or its predecessor firm, has served for a number of years as the company’s independent auditor. We believe that the knowledge of the company’s business gained through those years of service is valuable. To ensure independence, current Securities and Exchange Commission rules require rotation of the lead audit partner after five years, and the committee’s charter requires consideration from time to time of possible rotation beyond what is required by law.

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2004	2003
Audit Fees	$12.0	$7.9
Audit-Related Fees	.5	1.2
Tax Fees	2.4	4.8
All Other Fees	0.0	0.0

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT AUDITOR

To assist it in carrying out its responsibility for appointing, setting compensation and overseeing the work of the independent auditor, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The pre-approval policies and procedures adopted by the Audit Committee for audit and non-audit services in 2004, including specific definitions of the categories of services, are attached as Attachment A. All services provided during the year were within the pre-approval policy and authorization. All fees are budgeted at the beginning of the year, and throughout the year, the Audit Committee requires the independent auditor and management to report actual fees versus budget by category of service. During the year it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories, or to increase an estimated amount for services already approved. In that situation, the Audit Committee requires specific pre-approval before the independent auditor is engaged for the work or the additional work is undertaken. The Audit Committee may delegate pre-approval authority to one or more of its members. In that case, the member must report to the full Audit Committee at its next meeting any pre-approval decisions taken.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the company’s financial reporting process on behalf of the Board of Directors, and it is thus responsible for assisting the board in fulfilling its oversight responsibilities for the integrity of the company’s financial statements; the company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the independent auditors as well as the company’s own internal audit function. Management has primary responsibility for the preparation of the company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with generally accepted auditing standards, the independent accountants are responsible for expressing an opinion on the financial statements and internal controls. The Audit Committee monitors and oversees all of these processes.

The committee has discussed with PricewaterhouseCoopers LLP the firm’s independence from the company and management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

The committee has considered whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence. The committee has concluded that the independent auditor is independent from the company and its management. The committee has reviewed with the Vice President – Audit and the independent accountants the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

The committee meets every regular meeting separately, and without management present, with each of the Vice President – Audit and the independent accountants to review the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of Alcoa’s accounting and financial reporting. The committee also meets separately at its regular meetings with each of the Chief Financial Officer and the General Counsel.

In that context, the committee has met and discussed with management and the independent auditor the fair and complete presentation of the company’s financial statements. The committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor.

Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors, and the board approved, inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. In addition, the committee has selected and the Board of Directors has ratified, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2005.

See page 10 of this proxy statement, “Committees –Audit Committee,” for information on the committee’s 2004 meetings. For a copy of the Committee’s

Charter, go to the “About Alcoa – Corporate Governance – Committees” section of the http://www.alcoa.com site.

The Audit Committee

Henry B. Schacht, Chairman

Joseph T. Gorman

Judith M. Gueron

Klaus Kleinfeld

Ernesto Zedillo

February 18, 2005

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The Board’s Compensation and Benefits Committee is responsible for determining the compensation of Alcoa’s corporate officers and overseeing the administration of the company’s compensation and benefits plans, particularly its equity plans. We have engaged Frederic W. Cook & Co. to regularly consult with us, attend our meetings and advise us on CEO and other compensation matters.

Compensation Philosophy– We have approved executive-level compensation programs that are designed to encourage management to maintain a long-term perspective while achieving delivery of positive annual results.

We use survey data provided by Towers Perrin for approximately 220 U.S. industrial companies with annual revenues of $10 billion or more to target executive compensation for employees compensated on a U.S. basis. Similar policies are in effect in other regions of the world where we operate. In addition to survey data, other factors are taken into account in compensation decisions, including individual and business unit performance. At the most senior levels, compensation is highly leveraged toward performance and a greater portion of total compensation is at risk.

Our compensation guidelines target base salaries at median market rates and place a heavy emphasis on performance-based incentive and equity compensation. This combination provides the opportunity for above median total compensation for superior performance.

Components of the company’s total compensation include salary, annual cash incentives and long-term stock-based incentives.

Cash Compensation– As a result of evaluations completed late in 2003, we did not change the 2004 salary structure and incentive compensation targets for the company’s officers. When the evaluation process was repeated at the end of 2004, salary at the higher job grades was found to be below market median. As a result, the Committee approved a 2% midpoint salary structure increase for those grades.

Annual Cash Incentives– Annual incentive compensation targets had been reduced by 10% for senior executives in 2003, and these were held flat in 2004. Based on 2004 data we have concluded that the company’s cash incentive targets are still roughly at the market median, and we have not changed them for 2005. We reported last year that the company would continue to use a balanced scorecard approach, focusing on both financial (return on capital and cash from operations) and non-financial measures (environmental, health and safety objectives, customer satisfaction, on-time delivery, reduced cycle time, product quality improvements) to determine annual cash incentive targets and awards. However, to put greater emphasis on financial measures, we approved a change in the weighting to be attributed to the financial indicators, increasing them from 60% to 80%. When considered again by the Committee for 2005, we decided to continue that weighting. Corporate-level executives are measured on a weighted composite of business unit performance scores. Business unit employees are rewarded based upon the business unit’s achievement of its specific goals. Among the five highest paid executive officers, Mr. A. Belda and Mr. Kelson were rewarded on a corporate composite basis and Messrs. R. Belda, Reitan and Thomas received incentive awards weighted 50% on the corporate composite and 50% on their respective business group composite.

Long-Term Stock-Based Incentives– Under the 2004 Alcoa Stock Incentive Plan, we have more flexibility to use a combination of stock options, stock awards and performance share awards as long-term incentives. Starting in 2004, we used a blend of stock options, stock awards and performance share awards, with all awards being made under the 2002/2003 guidelines.

The stock awards and performance share awards introduced in 2004 are in the form of restricted stock units. The company’s senior executives were awarded a combination of stock options and performance share awards in a 60% to 40% grant value ratio. The performance share awards are 100% at risk, with performance based on the company’s 2004 return on capital measured in relation to a selected external comparator group composed of companies in the S&P Materials Index and the competitor companies shown on the stock performance graph on page 27. In addition, performance share awards have a three year vesting period, meaning that payout in stock, if any, will not occur until January 2007.

Below the senior executive group, some managers were awarded restricted shares in addition to stock options. These restricted share awards were merit-based taking into account individual performance, potential and management level, and do not vest until three years after the date of grant. The same approach will be applied in 2005.

Multi-Year Incentive Program: PLUS– The company did not achieve the goals of this three-year cash incentive program and therefore no payments were made. There is no current multi-year cash incentive program in effect.

Compensation of the Chief Executive Officer– The compensation design for our chief executive officer, Alain J. P. Belda, is consistent with that of other executive officers of the company.

The committee meets annually, without the chief executive officer being present, to evaluate his performance as compared with previously established financial and nonfinancial goals. We evaluate Mr. Belda’s performance relative to the financial goals of the business as a whole. We measure his personal performance in relation to key performance factors, which include:

1.	Key annual business results including both financial and non-financial factors compared to plan,

2.	Corporate strategy, growth and goals for the mid to long term,

3.	Execution of strategy through the structure, people and processes,

4.	External relationships with key constituents including customers, investors, suppliers and governments,

5.	Personal effectiveness – values, intensity and communication, and

6.	Succession planning.

Our consultant provides us with independent recommendations for target total compensation for Mr. Belda for the forthcoming year. These recommendations come to us without the prior review or knowledge of Mr. Belda.

Mr. Belda has been Alcoa’s chairman and chief executive officer since January 1, 2001. When Mr. Belda’s compensation was reviewed by the committee in July 2004, his base salary had not been adjusted for 18 months. Based on the company’s goals and objectives relevant to Mr. Belda’s compensation, the Committee’s evaluation of his performance and our review of his salary as compared to market data, the Committee determined that an increase in the base salary from $1.2 million to $1.3 million was appropriate.

For 2004, we analyzed the financial and non-financial performance of the company and assigned a 94.9% composite performance score for the year. After considering Mr. Belda’s contribution to that performance and his excellent leadership of the company we set his annual bonus for 2004 at $1,550,000, which was 103% of his target bonus of $1.5 million.

In 2004, we granted to Mr. Belda options to purchase 434,900 shares at $35.66 per share, the average of the high and low market price at the date of grant. We also granted to Mr. Belda in 2004 a restricted stock performance share award with a target of 50,000 shares. This award is a commitment to issue Alcoa shares on the third anniversary of the award from 0% to 200% of the target award, provided Mr. Belda’s employment does not terminate during the three-year period other than as a result of retirement, death or other reasons permitted in the plan. The actual amount of the award will be determined after the first year based on Alcoa’s 2004 return on capital percentile rank within a comparator group of companies. Data for the comparator group is not yet available. Calculation of the exact amount of stock awarded will be made no later than July 14, 2005.

Stock Ownership Commitment– As noted previously, stock ownership guidelines for senior executives have been in effect since January of 2000. The guidelines specify a range from 15,000 shares for most business unit presidents, to 25,000 or 50,000 shares for most other senior executives, and executives have five years to meet the minimum requirement. The ownership target for the chief executive officer is 160,000 shares. Amounts invested in the Alcoa stock fund of the Alcoa savings plan, as well as share equivalent units in the company’s deferred compensation plan, are counted as ownership in assessing compliance with the guidelines. Unexercised stock options and unearned and unvested restricted stock awards and performance share awards are not counted toward the guidelines.

Income Tax Consequences– For U.S. federal income tax purposes, Alcoa may deduct compensation paid as the result of option exercises and performance shares earned under the shareholder-approved 2004 Alcoa Stock Incentive Plan. The company may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a named executive.

See page 11 of this proxy statement, “Committees – Compensation and Benefits Committee,” for information on the Committee’s 2004 meetings. For a copy of the Committee’s Charter, go to the “About Alcoa – Corporate Governance – Committees” section of the http://www.alcoa.com site.

The Compensation and Benefits Committee

Joseph T. Gorman, Chairman

Carlos Ghosn

Sir Ronald Hampel

Franklin A. Thomas

February 18, 2005

SUMMARY COMPENSATION TABLE

This table summarizes the compensation for services in all capacities to Alcoa and its subsidiaries for the periods shown for Alcoa’s chief executive officer and the four other most highly compensated executive officers in 2004 (listed in alphabetical order).

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compensation(5) ($)
		Salary(1) ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Awards
					Restricted Stock Awards (1)(3) ($)	Securities Underlying Options(4) (#)
Alain J. P. Belda(6) Chairman of the Board and Chief Executive Officer	2004 2003 2002	$1,275,000 1,216,923 896,923	$1,550,000 1,300,000 1,108,400	$168,481 165,451 201,137	$1,773,500 0 0	590,456 1,041,420 1,236,710	$249,097 249,525 245,325

Ricardo E. Belda(6) Executive Vice President– European Region	2004 2003 2002	469,040 449,938 341,238	515,300 370,000 275,900	290,134 449,013 174,049	721,815 0 0	200,103 320,801 131,829	27,600 26,610 20,130

Richard B. Kelson Executive Vice President and Chief Financial Officer	2004 2003 2002	599,186 579,087 481,587	520,000 470,000 446,000	29,801 43,802 20,750	721,815 0 0	178,639 212,300 364,113	59,879 72,200 69,497

Bernt Reitan Executive Vice President and Group President, Global Primary Products	2004 2003 2002	428,333 310,000 264,000	450,000 350,000 110,500	84,943 470,998 178,972	721,815 0 0	91,400 105,400 68,400	160,186 54,105 49,225

Paul D. Thomas Executive Vice President-People, ABS and Culture	2004 2003 2002	461,667 436,300 327,600	459,600 250,000 214,200	262,964 1,200 7,957	721,815 0 0	129,424 183,888 153,602	33,286 47,800 42,656

(1)	The most highly compensated executive officers are those with the highest annual salary and bonus for 2004. The bonus calculation for 2004 includes (a) cash incentive earned, which is reported in the Bonus column, and (b) the market value on the date of grant of the target number of performance share awards granted in 2004 for the one-year 2004 performance period, which is reported in the Restricted Stock Awards column for 2004 and described in note (3). Subject to the performance and vesting contingencies described in note (3), the earned amount of the performance share awards will be payable in 2007 in the form of shares of Alcoa common stock.

The salary column includes base salary, and for employees with 25 or more years of service, when chosen by the employee, an extra week’s pay instead of vacation.

(2)	Other Annual Compensation consists of the following:

	Year	Mr. A. Belda	Mr. R. Belda		Mr. Kelson	Mr. Reitan		Mr. Thomas
Tax reimbursement payments (a)	2004 2003 2002	$123,216 121,120 116,042	$0 86,036 0	(b) (c) (e)	$12,697 8,442 5,803	$12,745 176,079 101,245	(d) (d)	$661 0 5,383

Financial counseling	2004 2003 2002	2,062 4,968 4,653	0 900 1,188		5,000 5,000 10,000	6,800 195 1,304		0 0 0

Tax services	2004 2003 2002	1,600 8,200 10,675	2,144 2,190 1,000		1,200 1,200 1,458	1,811 8,564 1,034		1,200 1,200 1,200

Club membership dues	2004 2003 2002	1,282 0 180	0 0 0		2,975 2,962 1,882	0 0 0		0 0 0

Personal use of company aircraft/spousal travel (f)	2004 2003 2002	40,321 31,163 69,587	2,274 0 0		7,929 26,198 1,607	1,953 0 0		1,103 0 1,374

Expatriate program/relocation plan payments (g)	2004 2003 2002	0 0 0	285,716 359,887 171,861	(h) (h) (h)	0 0 0	61,634 286,160 75,389	(i) (i) (i)	260,000 0 0	(j)

Total	2004 2003 2002	168,481 165,451 201,137	290,134 449,013 174,049		29,801 43,802 20,750	84,943 470,998 178,972		262,964 1,200 7,957

(a)	Unless otherwise noted in (b) through (j) below, the amounts represent the reimbursement of taxes on certain personal benefits, including the insurance referred to in note (5).

(b)	Excludes tax equalization payments made by the company of $249,000 in connection with Mr. R. Belda’s international assignment in Europe, which were offset by $795,606 in tax equalization payments made by him in accordance with the company’s expatriate program, resulting in a net tax equalization payment by the company in 2004 of $(546,606).

(c)	Represents tax equalization payments made by the company in connection with Mr. R. Belda’s international assignment in Europe, after deducting Mr. Belda’s contributions to those payments.

(d)	Includes tax equalization payments made by the company of $53,425 in 2003 and $25,579 in 2002 in connection with Mr. Reitan’s international assignment in Europe, after deducting Mr. Reitan’s contributions to those payments, and tax reimbursements of $122,655 in 2003 and $75,667 in 2002 on certain personal benefits.

(e)	Excludes tax equalization payments made by the company of $208,281 in connection with Mr. R. Belda’s international assignment in Europe, which were offset by $212,745 in tax equalization payments made by him in accordance with the company’s expatriate program, resulting in a net tax equalization payment by the company in 2002 of $(4,464).

(f)

The incremental cost to the company of personal use of company aircraft is calculated based on the variable operating costs to the company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft by Mr. A. Belda are included in the table, although the Board of Directors has required the company’s chief executive officer to use company aircraft for all travel whenever practicable for security reasons. The amounts reported reflect a change in valuation methodology from prior years in which the cost of the personal use of company aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations. The 2003 and 2002 amounts have been re-calculated so that amounts are reported on a consistent basis. Expenses for spouse travel include amounts paid or reimbursed by the company, although the spouse was invited to attend the event for appropriate business purposes.

(g)	The reported amounts are paid under the company’s expatriate program for employees on international assignments or its relocation plan for relocations to the New York office, as applicable.

(h)	The reported amounts include a goods and services differential allowance of $95,654 in 2004, $107,992 in 2003, and $77,411 in 2002; a housing, maintenance and utility allowance (after deducting Mr. R. Belda’s contributions to those costs) of $149,686 in 2004, $187,983 in 2003, and $51,571 in 2002; and other related allowances under the expatriate program.

(i)	The reported amounts include a housing allowance (after deducting Mr. Reitan’s contribution to those costs) of $40,064 in 2004, $44,096 in 2003, and $51,769 in 2002, and other related allowances under the expatriate program. The 2003 amount also includes a relocation payment of $210,000.

(j)	The reported amount represents a relocation payment.

(3)	As discussed in the Report of the Compensation and Benefits Committee on page 31, performance share awards were granted in 2004 under the Alcoa Stock Incentive Plan. The awards represent a commitment by Alcoa to issue on the third anniversary of the grant date from 0 to 200% of the target number of shares of Alcoa common stock covered by the award, contingent upon Alcoa’s 2004 return on capital percentile rank within a comparator group of companies. The value of the earned awards is not calculable through the latest practicable date, as the data for the comparator group is not yet available. That calculation will be made, and the exact amount of stock to be received under the awards, if any, will be determined, no later than July 14, 2005. Amounts shown in the column represent the dollar value on the date of grant of the target number of performance share awards granted in 2004. The dollar value of the awards is based on the closing price of Alcoa common stock on the New York Stock Exchange on the date of grant ($35.47 per share). The target number of performance shares granted were: Mr. A. Belda, 50,000 shares, Mr. R. Belda, 20,350 shares, Mr. Kelson, 20,350 shares, Mr. Reitan, 20,350 shares, and Mr. Thomas, 20,350 shares.

The following table shows examples of the number of shares of Alcoa common stock that would be received by the named executive officers if the earned awards for 2004 are determined to be issuable at various levels ranging from 0% to 200% of target:

Number of Shares of Alcoa Common Stock Issuable Under 2004 Performance Share Awards at Various Percentages of Target

	0%	40%	80%	100%	120%	160%	200%
Mr. A. Belda	0	20,000	40,000	50,000	60,000	80,000	100,000
Mr. R. Belda	0	8,140	16,280	20,350	24,420	32,560	40,700
Mr. Kelson	0	8,140	16,280	20,350	24,420	32,560	40,700
Mr. Reitan	0	8,140	16,280	20,350	24,420	32,560	40,700
Mr. Thomas	0	8,140	16,280	20,350	24,420	32,560	40,700

Performance share awards are subject to forfeiture if the executive officer’s employment terminates during the three-year vesting period for any reason other than death, retirement on a date at least six months from the grant date, or as a result of certain divestitures of businesses. The awards will vest immediately and the shares of stock issuable under the awards (or the target number of shares if a change in control event occurs during the performance period) will be issuable immediately upon the occurrence of certain events described in the plan constituting a change in control of Alcoa. Until the awards vest, they confer no voting rights. Common stock dividend equivalents are paid on the performance shares during the performance period until the actual award is determined based on the target number of shares covered by the award, and after the actual award is determined until the award vests, on the actual number of shares to be issued (if any). All such dividend equivalents are paid at the same rate as paid on the company’s common stock.

The number and value of aggregated restricted stock unit holdings (all currently unvested) as of December 31, 2004, were as follows: Mr. A. Belda 50,000 shares/$1,570,500; Mr. R. Belda 20,350 shares/$639,194; Mr. Kelson, 20,350 shares/$639,194; Mr. Reitan, 20,350 shares/$639,194; and Mr. Thomas, 20,350 shares/$639,194. These restricted stock units consist solely of the target number of performance share awards granted in 2004 as described above and are subject to the performance and vesting contingencies described above. The value of such holdings is calculated by assuming that all such units are vested at the target level at 2004 year-end and by using the closing price of Alcoa common stock on the New York Stock Exchange on December 31, 2004 ($31.41 per share).

(4)	New option grants made in 2004 totaled 434,900 for Mr. A. Belda; 91,400 for Mr. R. Belda; 125,000 for Mr. Kelson; 91,400 for Mr. Reitan; and 91,400 for Mr. Thomas. The company granted all of these options at 100% of the fair market value of Alcoa common stock on the grant date ($35.655). The other option awards relate to previous years’ option grants and the use of the reload feature, which is described in the notes to the table “Option Grants in 2004.” As described in the Report of the Compensation and Benefits Committee, starting in 2004, the company moved away from the exclusive use of stock options in the long-term incentive area and used a blend of stock options, stock awards and performance share awards.

(5)	Company matching contributions to 401(k) and excess savings plans for 2004 were: Mr. A. Belda $75,000; Mr. Kelson $35,230; and Mr. Thomas $27,100.

For Mr. Reitan, the amount shown for 2004 includes a company matching contribution of $83,454 under a stock acquisition plan that provides an incentive for eligible executives who are of relatively short tenure with the company to achieve their stock ownership guideline requirement by deferring all or a portion of their annual cash bonus into an Alcoa equivalent share fund, and a company contribution of $62,267 under a global pension plan for eligible expatriates.

Savings plan differential payments made by the company in 2004 for expatriates who do not participate in the company’s 401(k) plan were $27,600 for Mr. R. Belda and $12,600 for Mr. Reitan.

The present value costs of the company’s portion of 2004 premiums for split-dollar life insurance under policies provided prior to enactment of the Sarbanes-Oxley Act of 2002, above the term coverage level provided generally to salaried employees, were: Mr. A. Belda $72,572; Mr. Kelson $24,649; and Mr. Thomas $6,186. The reported amounts for 2004 also include $101,525 for Mr. A. Belda and $1,865 for Mr. Reitan, which is the annual premium paid by the company for additional term life insurance. This insurance is designed to offset the estimated additional U.S. estate tax liability in the event of the executives’ death while on active assignment in the U.S. The company offers this benefit to designated executives who are non-U.S. citizens asked to take assignments in the U.S. and who, as a result of taking such an assignment, may become liable for U.S. estate taxes. The company also provides tax reimbursement payments for the premiums paid on this insurance. For 2004, the amount of tax reimbursement to Mr. A. Belda was $102,259 and to Mr. Reitan was $1,504, which is included in the “Other Annual Compensation” column and noted in note (2).

(6)	Alain J. P. Belda and Ricardo E. Belda are brothers.

OPTION GRANTS IN 2004

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted (1) (2) (3) (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (4) ($/Sh)	Expiration Date	Grant Date Present Value (5) ($)
Alain J. P. Belda	434,900	5.00	$35.66	2010/01/15	$3,370,933
	155,556	1.79	36.30	2013/01/10	1,229,065
Ricardo E. Belda	91,400	1.05	35.66	2010/01/15	708,446
	57,682 51,021	0.66 0.59	35.02 35.02	2009/01/13 2007/01/13	440,095 389,274
Richard B. Kelson	125,000	1.44	35.66	2010/01/15	968,882
	53,639	0.62	36.30	2013/01/10	423,808
Bernt Reitan	91,400	1.05	35.66	2010/01/15	708,446
Paul D. Thomas	91,400	1.05	35.66	2010/01/15	708,446
	29,021 9,003	0.33 0.10	36.30 32.03	2013/01/10 2013/01/10	229,298 62,560

(1)	This table includes annual option grants (the first grant listed for each officer) and reload option grants (the grants that are shaded in the table). Annual options granted in 2004 become exercisable in one-third increments on each anniversary of the grant date, beginning January 15, 2005, and have a term of 6 years. No stock appreciation rights were granted to the named officers in 2004.

(2)	The option grants listed in this table that are shaded are reload option grants, which become exercisable after six months. On all pre-2003 option grants, a reload option was available to active employees upon exercise of an outstanding option (annual or reload) under prior Alcoa option plans. As of January 1, 2004, all pre-2003 option grants have only one more reload opportunity during the life of the underlying option. In addition, on the 2003 annual option grants, the opportunity to reload was available only on the first one-third of the grant that vested in 2004, and the reload must have been exercised by the participant before December 31, 2004. All option grants in 2004 and after do not have a reload feature.

The reload feature was introduced in 1990 to promote the early exercise of options and the retention of Alcoa shares, while continuing the opportunity to gain from future appreciation on the stock. By exercising an outstanding option, the participant realizes, in shares, the net profit or growth in value of that option (the excess of the current fair market value over the option grant price), less required withholding for taxes. Certain conditions apply: (i) the market value of Alcoa stock on the exercise date of the underlying option must be at least $2.50 more than the grant price of that option; and (ii) the participant must agree that one-half of the net profit shares received on exercise of the underlying option will be held by the participant (directly or in trust) for five years or until the participant’s employment with Alcoa terminates, whichever is earlier. A reload option has the same expiration date as the underlying option and is granted at 100% of the market value of Alcoa stock on the grant date. The reload option covers the number of shares exercised in the underlying option less the number of profit shares delivered to the participant after withholding for taxes. Reload options may be granted where the exercise price of the underlying option is paid using previously owned mature shares or cash, subject to certain limitations.

(3)	Options granted on or after June 1, 1999 provide for acceleration of vesting and become immediately exercisable upon certain events constituting a change in control of Alcoa.

(4)	The exercise price of all options is 100% of the fair market value of Alcoa stock on the grant date. Option award participants may use shares they own for a minimum period to pay the exercise price and may have shares withheld for payment of required withholding taxes. Participants may transfer stock option awards to immediate family members or family trusts, provided the transfer is made as a gift, for no consideration. The participant remains responsible for payment of withholding taxes when the family member or trust exercises the option. Otherwise, stock option awards are not transferable during the participant’s lifetime.

(5)	The company uses the Black-Scholes option pricing model to estimate Grant Date Present Value specific to the grants listed in this table. Our use of this model is not an endorsement of the model’s accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date Present Value: expected volatility – 32%; average risk-free rate of return – 2.1%; expected dividend yield – 1.6%; expected life, annual grants – 3 years; and expected life, reload grants – 3 years. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises.

2004 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercised and unexercised, for the named officers during 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End (1) ($)
Name			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Alain J. P. Belda	200,000	$2,748,000	4,013,661	834,900	$730,317	$3,542,000
Ricardo E. Belda	192,534	2,254,717	374,995	192,933	—	899,075
Richard B. Kelson	70,767	972,339	1,188,910	266,533	—	1,253,275
Bernt Reitan	46,734	522,799	68,400	161,666	—	622,205
Paul D. Thomas	50,767	649,020	474,937	201,936	—	899,075

(1)	We calculated the value of unexercised options using the difference between the option exercise price and the closing price of Alcoa common stock on the New York Stock Exchange on December 31, 2004 of $31.41 per share, multiplied by the number of shares underlying the option.

(2)	Alcoa paid cash dividend equivalents in 2004 on a portion of the exercisable options held by plan participants as well as on stock awards and performance share awards granted during 2004. Dividend equivalents are equal in amount to the company’s common stock dividend. The total amount of dividend equivalents paid in 2004 to all plan participants was approximately $2.5 million.

PENSION PLANS

Alcoa’s pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and non tax-qualified excess plans. This table shows the annual benefits payable for the majority of salaried employees at executive compensation levels.

PENSION PLAN TABLE

Average Annual Compensation	Annual Benefits for Years of Service Indicated
	15	20	25	30	35	40
$100,000	$19,540	$26,050	$32,570	$39,080	$46,140	$54,290
250,000	52,710	70,270	87,840	105,410	122,980	140,550
500,000	108,020	144,020	180,030	216,040	252,040	288,050
750,000	163,330	217,770	272,220	326,660	381,110	435,550
1,000,000	218,640	291,520	364,410	437,290	510,170	583,050
1,250,000	273,960	365,270	456,590	547,910	639,230	730,550
1,500,000	329,270	439,020	548,780	658,540	768,290	878,050
2,000,000	439,890	586,520	733,160	879,790	1,026,420	1,173,050
2,500,000	550,520	734,020	917,530	1,101,040	1,284,540	1,468,050
3,000,000	661,140	881,520	1,101,910	1,322,290	1,542,670	1,763,050
3,500,000	771,900	1,029,020	1,286,280	1,543,540	1,801,790	2,058,050
4,000,000	882,390	1,176,520	1,470,660	1,764,790	2,058,920	2,353,050

The company bases the employee’s amount of pension upon the average compensation for the highest five years in the last 10 years of service. For the executive level, covered compensation includes base salary and annual cash incentive. A foreign service premium of up to $15,000 per year is also included as covered compensation for eligible employees on international assignment under the company’s expatriate program. We calculate the amounts in the table using salary at target and annual incentive at target. We also make payments as a straight life annuity, reduced by 5% when an employee elects the surviving spouse feature. The table shows benefits at age 65, before any reduction for surviving spouse coverage. The amounts shown do not include social security benefits.

At December 31, 2004, pension service for the named officers was: Mr. A. Belda, 36 years; Mr. R. Belda, 36 years; Mr. Kelson, 30 years; and Mr. Thomas, 26 years.

Mr. Reitan is a participant in a nonqualified defined contribution global pension plan maintained by Alcoa for certain expatriates under which the company makes an annual contribution equal to 8% of the participant’s base salary and annual cash incentive. Participants’ account balances are credited with interest at the end of each year at a rate equal to 5.5% per annum, or the average annual LIBOR, if higher. Benefits under the plan vest after a participant has two years of continuous service and are paid in cash in a lump sum after the participant’s continuous service terminates.

OTHER ARRANGEMENTS WITH EXECUTIVES

CHANGE IN CONTROL PLAN

In 2002, the board approved a change in control severance plan for key executives designated by the Compensation and Benefits Committee. The severance plan entitles these executives to termination compensation if the executive’s employment is terminated without cause or terminated by the executive in certain circumstances, in either case within three years after a change in control of the company. Termination compensation includes: a cash payment equal to three times annual salary plus target annual variable compensation; continuation of benefits for three years; growth on pension credits for three years; reimbursement of excise taxes and gross-up, and six months outplacement.

SEVERANCE AGREEMENTS

As previously reported in a Form 8-K filed with the Securities and Exchange Commission, in December 2004, the company entered into a standard severance agreement with 11 key executives, including each of the named executive officers, excluding the CEO. Under the agreement, if the executive’s employment is terminated without cause, the executive will receive for two years following termination: his or her monthly base salary and continued healthcare benefits, in addition to two additional years of pension accrual. The executive will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the company. In no case will total payments to any executive under the standard agreement exceed 2.99 times his or her salary and bonus. To the extent that severance payments or benefits under the change in control plan described above are payable to an executive, no salary continuation payments will be paid under his or her executive severance agreement.

ATTACHMENT A

PRE-APPROVAL POLICIES AND PROCEDURES ADOPTED BY THE AUDIT COMMITTEE IN APRIL 2004 FOR AUDIT AND NON-AUDIT SERVICES

I.	Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre- approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.	Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C (with aggregate fees over $200,000) must be separately pre-approved by the Audit Committee.

VI.	All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided, which are included in the Appendices. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.	Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Appendix A

Pre-Approved Audit Services for Fiscal Year 2004

Service: Audit Services	Range of Fees (in Millions)
The Base Audit Fee:	$9.80
Financial audits of the company including statutory audits or financial audits of subsidiaries or affiliates and internal control review
Effects of Changing Foreign Currency Exchange Rates on the Base Audit Fee:	Actual
Due to impacts of changes in foreign currency exchange, PwC fees will be presented in U.S. dollars using conversion of foreign currency amounts.

Service: Additional Audit Services	Range of Fees (in Millions)
Scope Adjustments to the Base Audit Requirements:	$0.75
The addition of subsidiaries or affiliates

Accounting and Audit Advisory Services:	$0.50
• Financial Accounting Advice and Audit Services associated with the adoption of new financial accounting and reporting standards
• Consultation on the accounting or disclosure treatment of proposed or completed transactions
• SEC registration statements related to 1933 and 1934 Act filings
• Other SEC filings (e.g., comfort letters, consents)
• Assistance in responding to SEC comment letters
• Review of IT controls, IT security and other IT areas, review of Alcoa policies and procedures, pilot audits and other control related activities

Audits of Businesses to be Divested:	$0.25
As required by the purchasers (per transaction)

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2004

Service: Audit Related Services	Range of Fees (in Millions)
Due Diligence Services for Acquisitions/Dispositions:	$0.65
Assistance in financial due diligence, including review of financial statements, financial data and records, discussion with seller’s / buyer’s finance and accounting personnel, etc. (per transaction)

Audits of Employee Benefit Plans:	$0.30
Net of amounts paid from the plan assets

Agreed-upon or Expanded Audit Procedures for Accounting or Regulatory Requirements: Includes procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.	$0.20

Consultations with the company’s Management as to Accounting or Disclosure Treatment:	$0.50
• Includes the treatment of potential or proposed transactions or events.
• The potential impact of proposed rules, standards or interpretations by the SEC, FASB, PCAOB, or other regulatory or standard-setting bodies.

Appendix C

Pre-Approved Tax Services for Fiscal Year 2004

Service: Tax Services	Range of Fees (in Millions)
U.S. Federal, State and Local Tax Support:	$1.0
Assistance with tax examinations. Advice on various matters including, among others, income tax (federal, state and local), tax accounting, sales/use taxes, excise taxes and other miscellaneous matters. Tax advice and implementation assistance on restructurings, M&A matters and other tax compliance

International Tax Support:	$2.0

•      Assistance with tax examinations. Advice on various matters including, among others, foreign income tax, tax accounting, VAT, sales/use taxes, excise taxes and other miscellaneous matters. Tax advice and implementation assistance on restructurings, M&A matters, customs and other tax compliance.

•      Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the company to comply with taxing authority documentation requirements (in U.S. and foreign jurisdictions) regarding royalties and intercompany pricing and assistance with tax examinations.

Review and Preparation of U.S. and International Tax Returns:	$1.0
• Includes federal, state, local and international income, franchise, and other tax returns.
• Compliance reviews, advice, and implementation assistance on strategies to minimize risk and value added tax (VAT)

Preparation of Tax Returns for Expatriate Employees:	$1.6
• Preparation of U.S. and foreign individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

Preparation of Tax Returns for Executives:	$0.2
• Provisions of services comparable to those for expatriates above

Appendix D

Pre-Approved Other Services for Fiscal Year 2004

Service: Other Services	Range of Fees (in Millions)
There are other services that the external auditor is legally permitted to provide; none, however, are planned for 2004, and none have received Committee pre-approval	$0.0

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports (other than tax transfer pricing advice allowable under SEC rules)

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Alcoa
201 Isabella Street at 7th Street Bridge Pittsburgh, PA 15212-5858

Alcoa Annual Meeting of Shareholders	Admission Ticket

9:30 a.m. Friday, April 22, 2005 Westin Convention Center Hotel Allegheny Ballroom Pittsburgh, Pennsylvania	This ticket is not transferable.

Please keep this ticket to be admitted to the annual meeting.

¯ Fold and detach here ¯

VOTE BY MAIL	THREE WAYS TO VOTE Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Return your proxy in the postage-paid envelope provided.

VOTE BY INTERNET	Vote By Internet—Have your proxy card available when you access the Web site www.votefast.com and follow the simple directions presented to record your vote.
Access this Web site to cast your vote. www.votefast.com

VOTE BY TELEPHONE	Vote By Telephone—Have your proxy card available when you call toll-free 1-800-542-1160 using a touch-tone phone and follow the simple directions presented to record your vote.
Call toll-free using a touch-tone telephone. 1-800-542-1160

➢	Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 11:59 p.m. EDT on April 21, 2005 to be counted. If you vote by Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

Alcoa 201 Isabella St. at 7th St. Bridge Pittsburgh, PA 15212-5858

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Ronald D. Dickel, Charles D. McLane, Jr. and Russell W. Porter, Jr., together or separately, to represent me at the Annual Meeting of Shareholders of Alcoa Inc. scheduled for Friday, April 22, 2005, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan, the Alcoa Employee Stock Purchase Plan and in employee savings plans sponsored by Alcoa, its subsidiaries or affiliates.

Comments:

(Vote on the other side)

(continued from the other side)	(RETURN IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL)	(fold and detach here)

Please mark your choices clearly in the appropriate boxes.
P R O X Y		Unless specified, the proxy committee will vote FOR items 1 and 2.
	DIRECTORS RECOMMEND A VOTE FOR THESE DIRECTORS /CANDIDATES	1. Election of Directors – Nominees to serve a three-year term: 1. Joseph T. Gorman 2. Klaus Kleinfeld ☐ FOR all listed nominees ☐ WITHHOLD vote for all listed nominees ☐ WITHHOLD vote only from
	DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#2)	2. Proposal to Approve the Independent Auditor ☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN

If you plan to attend the annual meeting, please check the box on the right.	☐ I will attend the 2005 annual meeting.

PLEASE VOTE, SIGN, DATE AND RETURN	➢	Date	, 2005
(Sign exactly as name appears on the reverse side, indicating position or representative capacity, where applicable)

Alcoa Annual Meeting of Shareholders	Admission Ticket

9:30 a.m. Friday, April 22, 2005	This ticket is not transferable.
Westin Convention Center Hotel
Allegheny Ballroom
Pittsburgh, Pennsylvania

Please keep this ticket to be admitted to the annual meeting.

¯  Fold and detach here  ¯

Dear Preferred Shareholder:

We invite you to attend the 2005 Alcoa Annual Meeting of Shareholders on Friday, April 22, at 9:30 a.m. in the Allegheny Ballroom of the Westin Convention Center Hotel in Pittsburgh, Pennsylvania. All shareholders are welcome to attend, although only holders of Alcoa common stock are eligible to vote at this meeting.

If you plan to attend this meeting, please check the box below. Then detach and return the card in the enclosed postage-paid envelope by April 1, 2005.

Shareholder comments about any aspect of company business are welcome, and we provide space on the card for this purpose. Although we do not answer these comments on an individual basis, they do assist management in determining and responding to your needs as shareholders.

Donna C. Dabney

Secretary

¯  Fold and detach here  ¯

Alcoa Annual Meeting Attendance

If you plan to attend the annual meeting, please check the box below.

☐  I will attend the 2005 annual meeting.

For your comments . . .